Exhibit 99.1

Investor Contact: Michael J. Carlotti	Media Contact: Laura Olson-Reyes
(702) 584-7995	(702) 584-7742
mcarlotti@ballytech.com	lolson-reyes@ballytech.com

BALLY TECHNOLOGIES, INC. REPORTS RECORD ANNUAL DILUTED EPS FOR ITS FISCAL YEAR ENDED JUNE 30, 2009 OF $2.22 ON REVENUES OF $883 MILLION

-                  DILUTED EPS INCREASED 20 PERCENT TO A RECORD OF $2.22 PER SHARE; FOURTH QUARTER DILUTED EPS INCREASED 7 PERCENT TO A FOURTH QUARTER RECORD OF $0.58 PER SHARE

-                  GAMING OPERATIONS REVENUES INCREASED 17 PERCENT OVER LAST YEAR TO A RECORD $275 MILLION

-                  OPERATING MARGIN IMPROVED TO A RECORD 24 PERCENT FROM 22 PERCENT IN THE PRIOR YEAR

-                  CASH FLOW FROM OPERATIONS INCREASED 143 PERCENT OVER LAST YEAR TO A RECORD $165 MILLION

-                  INITIATES FISCAL 2010 DILUTED EPS GUIDANCE IN THE RANGE OF $2.25 TO $2.50

LAS VEGAS, August 12, 2009 — Bally Technologies, Inc. (NYSE: BYI), a leading global gaming technology supplier, announced today record fourth quarter and fiscal year diluted earnings per share (“Diluted EPS”) of $0.58 and $2.22 on revenue of $205 million and $883 million for the three months and year ended June 30, 2009, respectively.  Fiscal year 2009 Diluted EPS of $2.22 was within the Company’s original guidance of $2.10 to $2.50 provided on May 12, 2008.

“Despite the continued challenging economy which has negatively impacted our customers’ capital spending, our diversified business model drove yet another very profitable quarter,” said Richard M. Haddrill, the Company’s Chief Executive Officer.  “We also continued to build our recurring revenues to 48 percent of total revenues in the fourth quarter versus 39 percent in the same period last year.”

“We continued to strengthen our balance sheet in the fourth quarter as we further reduced debt by $61 million while still repurchasing $7 million of our stock and increasing our cash balance by $10 million,” added Robert C. Caller, the Company’s Chief Financial Officer.  “Improved gross margins and control of expenses allowed us to drive our fourth quarter operating margin to 25 percent during the quarter from 23 percent in the same period last year.”

Bally Technologies, Inc. Reports Record Fiscal Year 2009 Diluted EPS of $2.22 On Revenues of $883 Million
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Fourth Quarter Fiscal 2009 Highlights

	Three Months Ended June 30,		Year Ended June 30,
	2009	2008	2009	2008
	(dollars in millions, except per share amounts)
Revenues:
Gaming Equipment and Systems	$196.0	$236.3	$843.8	$852.4
Casino Operations	9.1	11.1	39.6	47.3
Total Revenue	$205.1	$247.4	$883.4	$899.7

Net income	$33.2	$31.3	$126.3	$107.2
Adjusted EBITDA	$77.4	$75.2	$299.0	$271.8
Diluted EPS	$0.58	$0.54	$2.22	$1.85

Three Months Ended June 30, 2009 Compared with Three Months Ended June 30, 2008

•                  Diluted EPS increased to a fourth quarter record of $0.58 as compared with $0.54 in the same period last year.

•                  Net income increased to a fourth quarter record $33 million as compared with $31 million in the same period last year.

•                  Adjusted EBITDA increased to a fourth quarter record $77 million as compared with $75 million in the same period last year.

•                  Total revenues decreased to $205 million as compared with $247 million in the same period last year.

•                  Operating income decreased to $51 million as compared with $56 million in the same period last year.

•                  Operating margin increased to 25 percent as compared with 23 percent in the same period last year.

•                  Selling, general, and administrative (“SG&A”) expenses decreased to 26 percent of total revenue as compared with 27 percent in the same period last year.

•                  Research and development (“R&D”) expenses increased to 9 percent of total revenue as compared with 7 percent in the same period last year.

Year Ended June 30, 2009 Compared with Year Ended June 30, 2008

•                  Diluted EPS increased to a record $2.22 as compared with $1.85 last year.

•                  Net income increased to a record $126 million as compared with $107 million last year.

•                  Adjusted EBITDA increased to a record $299 million as compared with $272 million last year.

•                  Free Cash Flow increased by 163 percent to $131 million as compared to $50 million last year.

•                  Total revenues decreased to $883 million as compared with $900 million last year.

•                  Operating income increased to a record $215 million as compared with $199 million last year.

•                  Operating margin increased to a record 24 percent as compared with 22 percent last year.

•                  SG&A expenses decreased to 26 percent of total revenue as compared with 27 percent last year.

•                  R&D expenses increased to 9 percent of total revenue as compared with 7 percent last year.

During the fourth quarter of fiscal 2009, the Company repurchased approximately 266,000 shares of its common stock for approximately $7 million.  During fiscal 2009, the Company repurchased more than 1.5 million shares of its common stock for approximately $38 million, leaving approximately $62 million remaining under its current share-repurchase authorization.

At June 30, 2009, the Company’s debt leverage ratio was 0.7.  During the fourth quarter of fiscal 2009, in addition to regularly scheduled debt payments, the Company repaid the $50 million outstanding on its revolving credit facility and its $5 million of outstanding capital-lease obligations.  The Company fixed the LIBOR rate through the September 2012 maturity of its term loan at 1.89 percent.  Consequently, the term loan rate will continue to be fixed at 4.64 percent as long as the Company’s debt leverage ratio remains below 1.0.

Bally Technologies, Inc. Reports Record Fiscal Year 2009 Diluted EPS of $2.22 On Revenues of $883 Million
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Unaudited summary financial information for Bally Gaming Equipment and Systems for the three months and years ended June 30, 2009 and 2008 is presented below:

	Three Months Ended June 30,				Year Ended June 30,
	2009	% Rev	2008	% Rev	2009	% Rev	2008	% Rev
	(dollars in millions)
Revenues:
Gaming Equipment	$78.2	40%	$113.7	48%	$357.0	42%	$410.1	48%
Gaming Operations	70.8	36%	68.8	29%	275.0	33%	236.0	28%
Systems	47.0	24%	53.8	23%	211.8	25%	206.3	24%
Total revenues	$196.0	100%	$236.3	100%	$843.8	100%	$852.4	100%

Gross Margin:
Gaming Equipment (1)	$38.3	49%	$50.7	45%	$166.8	47%	$182.8	45%
Gaming Operations	51.6	73%	46.9	68%	194.9	71%	155.6	66%
Systems (1)	34.3	73%	40.2	75%	155.0	73%	151.3	73%
Total gross margin	$124.2	63%	$137.8	58%	$516.7	61%	$489.7	57%

Expenses:
Selling, general and administrative	$47.1	24%	$55.0	23%	$193.8	23%	$198.6	23%
Research and development	18.8	10%	17.7	7%	77.3	9%	60.8	7%
Depreciation and amortization	4.9	3%	3.7	2%	18.6	2%	14.8	2%
Operating income	$53.4	27%	$61.4	26%	$227.0	27%	$215.5	25%

(1) Gross Margin from Gaming Equipment and Systems excludes amortization related to certain intangibles, including core technology and license rights, which are included in depreciation and amortization.

	Three Months Ended June 30,		Year Ended June 30,
	2009	2008	2009	2008
Operating Statistics
New gaming devices	5,043	7,360	22,108	26,397
Original Equipment Manufacturer (“OEM”) units	—	—	505	—
New unit Average Selling Price (“ASP”)	$14,245	$13,329	$14,259	$13,294

	As of June 30,
	2009	2008
End-of-period installed base:
Gaming monitoring units installed base	362,000	312,000
Systems managed cashless games	310,000	277,000

Total linked progressive systems	1,010	1,289
Rental and daily-fee games	11,592	13,938
Lottery systems	8,152	8,008
Centrally determined systems	48,924	44,229

Bally Technologies, Inc. Reports Record Fiscal Year 2009 Diluted EPS of $2.22 On Revenues of $883 Million
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“Our Gaming Operations business generated record revenues during the fourth quarter even though we are just beginning to benefit from recent new product releases including our Digital Tower Series games and Jumbo cabinets. In addition, we are now starting to release additional content including spinning-wheel games and our DualVision™ two-player cabinet,” said Gavin Isaacs, the Company’s Chief Operating Officer.  “Despite a continued sluggish global economy and replacement cycle, we were able to return to our normal ship-share levels during the fourth quarter.  We remain optimistic that our customers will begin to increase spend on their floors beginning in calendar 2010, and that our expanding product pipeline in both video and steppers will allow Bally to continue to gain market share.”

“We remain very positive about the current state of our systems business, including our newer products, our competitive position, and our expanding backlog and sales pipeline,” said Ramesh Srinivasan, the Company’s Executive Vice President – Bally Systems.

Highlights of Certain Results for the Three Months Ended June 30, 2009

Gaming Equipment

•                  Revenues decreased to $78 million as compared with $114 million in the same period last year.

•                  New gaming device sales decreased to 5,043 units as compared with 7,360 units in the same period last year due to a continued sluggish North America replacement market.

•                  New unit sales to international customers were 1,042 units, or 21 percent of total new-unit shipments, as compared with 1,350 units in the same period last year.

•                  ASP of new gaming devices increased to $14,245 per unit, primarily as a result of product mix.

•                  Gross margin increased to 49 percent from 45 percent in the same period last year, primarily due to the increase in ASP, lower material costs, higher conversion kit sales, and lower international goods and service tax.

Gaming Operations

•                  Revenues increased to a record $71 million as compared with $69 million in the same period last year, primarily driven by an increase in premium revenue units and an increase in revenue per unit.

•                  Gross margin increased to a record 73 percent from 68 percent in the same period last year, primarily as a result of significant increases in both rental and participation revenue and lower costs.

Systems

•                  Revenues decreased to $47 million as compared with $54 million in the same period last year as a result of the relative softness in technology-related capital investment decisions made in the first nine months of fiscal 2009.

•                  Gross margin decreased to 73 percent from 75 percent in the same period last year.

•                  Maintenance revenues increased to a record $14 million as compared with $12 million in the same period last year.

Highlights of Certain Results for the Year Ended June 30, 2009

Gaming Equipment

•                  Revenues decreased to $357 million as compared with $410 million last year.

•                  New gaming device sales decreased to 22,108 units as compared with 26,397 units last year due to the sluggish North America replacement market.

•                  New unit sales to international customers increased to a record 5,260 units, or 24 percent of total new-unit shipments, as compared with 5,134 units last year.

•                  ASP of new gaming devices, excluding OEM sales, increased to a record $14,259 per unit as compared with $13,294 per unit last year.

•                  Gross margin increased to a record 47 percent from 45 percent in the same period last year, primarily due to the increase in ASP, lower material and production costs, and reduced inventory obsolescence charges.

Bally Technologies, Inc. Reports Record Fiscal Year 2009 Diluted EPS of $2.22 On Revenues of $883 Million
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Gaming Operations

•                  Revenues increased to a record $275 million as compared with $236 million last year, driven by an increase in the installed base of premium games and an increase in revenue per unit.

•                  Gross margin increased to a record 71 percent from 66 percent last year, primarily as a result of significant increases in both rental and participation revenue.

Systems

•                  Revenues increased to a record $212 million as compared with $206 million last year, driven by the continued acceptance of our products by both new and existing customers.

•                  Gross margin remained constant at 73 percent in both periods.

•                  Maintenance revenues increased to a record $51 million, as compared with $42 million in the same period last year.

Fiscal 2010 Business Update

The Company initiated fiscal 2010 guidance for Diluted EPS of $2.25 to $2.50.   This guidance is based upon less than optimal visibility into the fiscal year due to the current weak global economy and sluggish North American gaming machine replacement market, offset by the Company’s new product introductions and an expected improvement in customer spending beginning in calendar 2010.  This guidance does not consider any potential benefit from any recently announced or potential new jurisdictions in North America or international markets.  As a result of normal seasonal trends and the expectation of a modest improvement in customer spending in calendar year 2010, the Company expects its Diluted EPS in the second half of fiscal 2010 will exceed the first half, with the first half representing approximately 40-45 percent of the total and the second quarter being stronger than the first quarter.

The Company has provided this range of earnings guidance for fiscal 2010 to give investors general information on the overall direction of its business at this time. The guidance provided is subject to numerous uncertainties, including, among others, overall economic and capital market conditions, the market for gaming devices and systems, competitive product introductions, complex revenue-recognition rules related to the Company’s business, and assumptions about the Company’s new product introductions and regulatory approvals.

Non-GAAP Financial Measures

The following table reconciles the Company’s net income, as determined in accordance with generally accepted accounting principles (“GAAP”), to Adjusted EBITDA:

	Three Months Ended		Year Ended
	June 30,		June 30,
	2009	2008	2009	2008
	(in 000s)
Net income	$33,190	$31,260	$126,309	$107,207
Interest expense, net	3,061	5,054	15,722	23,051
Income tax expense	16,442	19,510	68,481	66,793
Depreciation and amortization	19,264	16,394	72,109	61,733
Share-based compensation	5,498	2,997	16,405	13,017
Adjusted EBITDA	$77,455	$75,215	$299,026	$271,801

Adjusted EBITDA (earnings before interest, taxes, depreciation and amortization, including asset charges and share-based compensation) is a supplemental non-GAAP financial measure used by the Company’s management and by some industry analysts to evaluate the Company’s ability to service debt, and is used by some investors and financial analysts in the gaming industry in measuring and comparing Bally’s leverage, liquidity, and operating performance to other gaming companies.  Adjusted EBITDA for the year ended June 30, 2009 includes a $3 million insurance reimbursement from previous claims related to the 2005 U.S. Gulf Coast hurricanes.  Adjusted EBITDA should not be considered an alternative to operating income or net cash from operations as determined in accordance with GAAP.  Not all companies calculate Adjusted EBITDA the same way and the Company’s presentation may be different from those presented by other companies.

Bally Technologies, Inc. Reports Record Fiscal Year 2009 Diluted EPS of $2.22 On Revenues of $883 Million
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The following table reconciles the Company’s cash flows from operating activities, as determined in accordance with GAAP, to Free Cash Flow:

	Year Ended
	June 30,
	2009	2008
	(in 000’s)
Cash Flows from Operating Activities (1)	$165,176	$68,092
Less: Capital Expenditures	(34,385)	(18,283)
Free Cash Flow	$130,791	$49,809

(1)   Cash Flows from Operating Activities for the year ended June 30, 2009 and 2008 exclude $43.9 million and $79.1 million of non-cash transfers of inventory to leased gaming equipment, respectively.

Free Cash Flow, as calculated by cash flows from operating activities less capital expenditures, is a supplemental non-GAAP financial measure used by the Company’s management to evaluate the Company’s ability to generate excess cash that can be used for investments, debt repayment, stock repurchases, and other activities.  Free Cash Flow should not be considered in isolation or as an alternative to cash flow from operating activities as determined in accordance with GAAP.  Not all companies calculate Free Cash Flow the same way, and the Company’s presentation may be different from those presented by other companies.

Earnings Conference Call and Webcast

As previously announced, the Company is hosting a conference call and webcast today at 4:30 p.m. EDT (1:30 p.m. PDT). The conference-call dial-in numbers are 866-271-5140 or 617-213-8893 (International); passcode “Bally”.  The webcast can be accessed by visiting BallyTech.com and selecting “Investor Relations.”  Interested parties should initiate the call and webcast process at least five minutes prior to the beginning of the presentation.  For those who miss this event, an archived version will be available at BallyTech.com until September 11, 2009.

About Bally Technologies, Inc.

With a history dating back to 1932, Las Vegas-based Bally Technologies designs, manufactures, operates, and distributes advanced gaming devices, systems, and technology solutions worldwide. Bally’s product line includes reel-spinning slot machines, video slots, wide-area progressives, and Class II, lottery, and central determination games and platforms. As the world’s No. 1 gaming systems company, Bally also offers an array of casino management, slot accounting, bonusing, cashless, and table-management solutions. The Company also owns and operates Rainbow Casino in Vicksburg, MS. Additional Company information, including the Company’s investor presentations, can be found at BallyTech.com.

This news release may contain “forward-looking” statements within the meaning of the Securities Act of 1933, as amended, and the Securities Exchange Act of 1934, as amended, and is subject to the safe harbors created thereby.  Forward looking-statements are subject to change and involve risks and uncertainties that could significantly affect future results, including those risks detailed from time to time in the Company’s filings with the Securities and Exchange Commission.  Although the Company believes any expectations expressed in any forward-looking statements are reasonable, future results may differ materially from those expressed in any forward-looking statements.  The Company undertakes no obligation to update the information in this press release except as required by law and represents that the information speaks only as of today’s date.

— BALLY TECHNOLOGIES, INC.

Bally Technologies, Inc. Reports Record Fiscal Year 2009 Diluted EPS of $2.22 On Revenues of $883 Million
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BALLY TECHNOLOGIES, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

FOR THE THREE YEARS ENDED JUNE 30, 2009

	2009	2008	2007
	(in 000s, except per share amounts)
Revenues:
Gaming equipment and systems	$568,795	$616,409	$458,231
Gaming operations	274,965	235,983	176,412
Casino operations	39,669	47,299	47,675
	883,429	899,691	682,318
Costs and expenses:
Cost of gaming equipment and systems(1)	246,938	282,248	244,040
Cost of gaming operations	80,083	80,394	71,838
Direct cost of casino operations	16,750	18,847	18,046
Selling, general and administrative	225,371	239,271	207,103
Research and development	77,277	60,825	51,912
Depreciation and amortization	22,274	18,913	22,376
	668,693	700,498	615,315
Operating income	214,736	199,193	67,003

Other income (expense):
Interest income	3,418	3,844	2,957
Interest expense	(19,140)	(26,895)	(33,541)
Other, net	(2,297)	2,474	1,687

Income before income taxes and minority interest	196,717	178,616	38,106
Income tax expense	(68,481)	(66,793)	(10,975)
Minority interest	(1,927)	(4,616)	(4,803)

Net income	$126,309	$107,207	$22,328

Basic and diluted earnings per share:
Basic earnings per share	$2.32	$1.97	$0.42
Diluted earnings per share	$2.22	$1.85	$0.40

Weighted average shares outstanding:
Basic	54,449	54,428	53,190
Diluted	57,058	58,157	55,543

(1)   Cost of gaming equipment and systems excludes amortization related to certain intangibles, including core technology and license rights, which are included in depreciation and amortization.

Bally Technologies, Inc. Reports Record Fiscal Year 2009 Diluted EPS of $2.22 On Revenues of $883 Million
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BALLY TECHNOLOGIES, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

AS OF JUNE 30, 2009 AND 2008

	2009	2008
	(in 000s, except share amounts)
ASSETS
Current assets:
Cash and cash equivalents	$64,598	$66,570
Restricted cash	9,076	13,111
Accounts and notes receivable, net of allowances for doubtful accounts of $8,939 and $12,055	174,698	215,762
Inventories	52,942	94,238
Income tax receivable	43,756	8,534
Deferred income tax assets	36,114	68,816
Deferred cost of revenue	21,906	58,983
Prepaid assets	7,531	6,968
Other current assets	13,018	14,705
Total current assets	423,639	547,687

Restricted long-term investments	12,097	10,469
Long-term receivables	9,826	10,653
Property, plant and equipment, net	76,889	71,107
Leased gaming equipment, net	95,012	101,280
Goodwill	161,960	162,727
Intangible assets, net	32,198	36,249
Deferred income tax assets	15,373	10,734
Long-term deferred cost of revenue	41,615	35,211
Other assets, net	12,273	9,007
Total assets	$880,882	$995,124
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$20,574	$44,888
Accrued liabilities	47,405	63,328
Customer deposits	10,375	29,496
Jackpot liabilities	12,266	13,614
Deferred revenue	49,122	129,909
Income tax payable	2,971	—
Current maturities of long-term debt and capital leases	35,337	13,163
Total current liabilities	178,050	294,398

Long-term debt and capital leases, net of current maturities	173,750	291,341
Long-term deferred revenue	60,464	55,691
Other income tax liability	22,072	18,750
Other liabilities	7,797	9,837
Total liabilities	442,133	670,017
Minority interest	2,443	1,782
Commitments and contingencies
Stockholders’ equity:
Special stock, 10,000,000 shares authorized: Series E, $100 liquidation value; 115 shares issued and outstanding	12	12
Common stock, $0.10 par value; 100,000,000 shares authorized; 57,091,000 and 56,318,000 shares issued and 54,312,000 and 55,144,000 outstanding	5,703	5,626
Treasury stock at cost, 2,779,000 and 1,174,000 shares	(64,727)	(25,041)
Additional paid-in capital	330,465	302,146
Accumulated other comprehensive income (loss)	(770)	1,268
Retained earnings	165,623	39,314
Total stockholders’ equity	436,306	323,325
Total liabilities and stockholders’ equity	$880,882	$995,124